LEASE AGREEMENT

Between

MECHANIC STREET PARTNERS, LLC, as Landlord

And

EWSD 1, LLC, as

Tenant Property:

Riverview Professional Plaza

65 Mechanic Street

Red Bank, Monmouth County, New Jersey

TABLE OF CONTENTS

SUMMARY OF TERMS

TENANT: EWSD 1, LLC with an office at 214 39th Lane, Pueblo, Colorado 81006; Attention: Tom Gallo

LANDLORD: Mechanic Street Partners, L.L.C., whose address is c/o Krauss Accounting, 831 Tennent Road Manalapan, NJ 07726

EFFECTIVE DATE: Shall mean the latest date of execution of this Lease, as set forth on signature page.

PREMISES: Consisting of approximately one thousand eight hundred and forty (1,840) Rentable Square Feet, commonly referred to as Suite 205 on the second-floor level of the Building.

BUILDING: The professional office building located at Lot 20.02 of Block 27 of the Red Bank Tax Map, commonly known as 65 Mechanic Street in Red Bank, County of Monmouth, and State of New Jersey.

RENTABLE SQUARE FEET: 1,840

TERM: 7 Lease Years and 1 month, commencing on the Rent Commencement Date.

BASE RENT: The Base Rent per SF, NNN during years 1 through 5, shall be allocated to the Premises as follows:

LEASE TERM	MONTHLY RENT	ANNUAL RENT
Months 1 through 12	$3,000/mo.	$36,000/yr.
Months 13 through 24	$3,500/mo.	$42.000/yr.
Months 25 through 36	$4,000/mo.	$48,000/yr.
Months 37 through 48	$4,500/mo.	$54,000/yr.
Months 49 through 60	$5,000/mo.	$60,000/yr.
Months 61 through 72	$5,000/mo.	$60,000/yr.
Months 73 through 85	$5,000/mo.	$60,000/yr.

ANTICIPATED COMPLETION DATE: May 1, 2019

RENT COMMENCEMENT DATE: Shall mean the first date on which the Landlord has received a Certificate of Occupancy (temporary or unconditional) for the Premises.

FREE RENT: On the Rent Commencement Date (as defined above), Tenant shall receive a one-time credit in the amount of Three Thousand and 00/100 Dollars ($3,000.00), which shall be applied in satisfaction of the Base Rent for Tenant's first month of occupancy.

SECURITY DEPOSIT: Eight thousand five hundred seventy-one and 43/100 ($8,571.43) dollars

BROKER: Richel Commercial Brokerage LLC

COMMERCIAL GENERAL LIABILITY INSURANCE LIMITS: Commercial General Liability insurance including contractual liability coverage with respect to obligations under this Lease and property damage insurance with respect to the Building, the Premises and surrounding areas, on an occurrence basis, with limits to be reasonably set by Landlord from time to time but in any event not less than One Million Dollars ($1,000,000) each occurrence and Two Million Dollars ($2,000,000) general aggregate.

LEASE AGREEMENT

THIS LEASE AGREEMENT (this "Lease") is executed as of the Effective Date by and between MECHANIC STREET PARTNERS, L.L.C., a New Jersey limited liability company (together with its successors and permitted assigns "Landlord"), and EWSD 1, LLC, a Delaware limited liability company (together with its successors and permitted assigns, "Tenant").

WITNESSETH:

That in consideration of the rents, covenants and conditions herein set forth, Landlord and Tenant agree as follows:

Section 1. Summary; Premises, Term

1.1 Summary of Terms. The Summary of Terms are made a part of this Lease, but the provisions of this Lease addressing such matters in detail shall control over any inconsistent provisions in the Summary of Terms. All terms capitalized but not otherwise defined herein shall have the respective meanings ascribed to them on Schedule 1.1 attached hereto and made a parthereof.

1.2 Premises. Tenant hereby leases from Landlord the premises outlined on the floor plans attached hereto as Exhibit A (the "Premises") consisting of approximately one thousand eight hundred and forty (1,840) Rentable Square Feet, commonly referred to as Suite 205 on the second (2nd) floor level of the Building.

(A) Landlord's Work.

All costs connected with the construction specified in Exhibits C, including, but not limited to, the cost of plans and specifications for the construction, labor, materials, and cleanup costs are borne by Landlord.

Landlord shall, subject to the other terms hereof, cause the work ("Landlord's Work") described in the Landlord Work Requirements, attached hereto as Exhibit C to be constructed in the Premises. Tenant, working together with Landlord's space planner, shall provide Landlord with all information reasonably required by Landlord in order to prepare detailed plans and specifications sufficient to obtain a building permit and a definitive bid for Landlord's Work. Such information may include, but not be limited to, (a) the location and size of offices, (b) any electrical and plumbing requirements, (c) electrical outlet and switch locations, (d) lighting requirements, and
(e) special equipment specifications and locations.

Within a reasonable time after receiving such information, Landlord shall prepare or cause to be prepared plans and specifications for Landlord's Work that are based upon such information and the space planner's discussions with Tenant ("Landlord's Plans"). Landlord's Plans shall be submitted to Tenant for its approval, which shall not be unreasonably withheld, delayed or conditioned. Tenant shall have a period of seven (7) business days after receipt of Landlord's Plans within which to either approve Landlord's Plans or to make reasonable and detailed comments thereon. If Tenant does not object to Landlord's Plans within such seven (7) business day period, Tenant shall be deemed to have approved the Landlord's Plans. If Tenant objects by making reasonable and detailed comments to Landlord's Plans, Landlord shall revise Landlord's Plans in accordance with Tenant's comments and resubmit them to Tenant for approval. Tenant shall then have seven (7) business days after receipt of such revised Landlord's Plans to approve such revised Landlord's Plans. If Tenant fails to timely object to such revised Landlord's Plans, Tenant shall be deemed to have approved the Landlord's Plans. If Tenant objects by making reasonable and detailed

comments to the revised portion of Landlord's Plans, the revision process described herein shall be repeated until finally approved. Alternatively, if in the Landlord's reasonable discretion, the Parties are not able to agree on the Landlord's Plans, the Landlord shall have the right to terminate this Lease by written notice to the Tenant in which event the Tenant shall pay to Landlord an amount equal to Landlord's reasonable direct and indirect cost for obtaining the plans as they existed at the time of the Landlord's termination as reimbursement towards the Landlord's costs.

Landlord shall, subject to Tenant Delays (as defined in Schedule 1.1, attached hereto) and events of Force Majeure (as defined in Schedule 1.1, attached hereto), use commercially reasonable efforts to cause the Landlord's Work to be substantially completed on or before the Anticipated Completion Date as such date is referenced in the Work Letter. By occupying the Premises, Tenant acknowledges that Landlord has satisfactorily completed all the Landlord's Work and that Tenant accepts the Premises as being in the condition required by this Lease, subject to any punch list timely delivered pursuant to the terms of the Work Letter. Upon such occupancy, Tenant shall execute an Acceptance of Occupancy certificate in the form of Exhibit D attached hereto.

(B) Failure to Deliver Premises.

If Landlord cannot deliver possession of the Premises to Tenant in accordance with the terms of the Work Letter by the Anticipated Completion Date, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom. Under such circumstances, and if Landlord cannot deliver possession of the Premises within ninety (90) days of the Anticipated Completion Date, this Lease may be terminated by either party upon thirty (30) days prior written notice to the other party. If Tenant timely elects to terminate this Lease, such election shall constitute Tenant's sole remedy and redress against Landlord. If Tenant timely elects to terminate this Lease, Tenant's notice must provide a date for termination that shall be not less than thirty (30) days after the date of such notice. Landlord shall have the right to nullify Tenant's termination notice by delivering possession of the Premises to Tenant in accordance with the terms of the Work Letter on or prior to the effectiveness of such termination. If the Landlord elects to terminate, Landlord's notice must provide a date for termination that shall be not less than thirty (30) days after the date of such notice. The Anticipated Completion Date shall be extended because of any delay caused by a Tenant Delay or Events of Force Majeure.

1.3 Term.

This Lease shall be effective from the Effective Date and the initial term of this Lease (the "Initial Term") shall commence upon the Effective Date and shall expire upon the day immediately preceding the Rent Commencement Date. The balance of the term of this Lease (the "Term") shall commence upon the Rent Commencement Date, it being understood that there shall be no gap in time between the expiration of the Initial Term and the commencement of the Term, and shall terminate upon the date that is the last day of the eighty-fifth (85th) month from the Rent Commencement Date, unless sooner terminated or extended as provided herein.

1.4 Use; Compliance; Operation.

(A) **Permitted Use.** Subject to the provisions of this Lease, the Premises shall be used for purposes of for the operation of professional offices and the business and lawful activities normally incidental thereto and for no other use or purpose whatsoever subject to and in accordance with all rules, regulations, laws, ordinances, statutes and requirements of all government authorities. Tenant acknowledges that Landlord has not granted Tenant the right to be the exclusive provider of any service or product.

(B) **Prohibited Uses.** Notwithstanding the generality of the restrictions upon any other use or purpose set forth below, during the Term and any applicable Renewal Term, Tenant shall not permit the Premises to be used or occupied by Tenant or any other person or entity for the following specific uses:

(1) Any use that constitutes an annoyance or nuisance to other tenants in the Building or for any immoral, improper, offensive or unlawful use.

Each of the foregoing is a "Prohibited Use" and collectively are "Prohibited Uses".

(C) **Compliance.** At its cost, Tenant shall observe and comply, and shall cause Tenant Parties to observe and comply, with all Governmental Regulations and with the rules and regulations attached hereto as **Exhibit B**, together with any reasonable amendments, modifications or additions thereto established by Landlord during the Term or any applicable Renewal Term (collectively, the "Rules and Regulations"). If by reason of failure of Tenant or Tenant Parties to comply with the provisions of this Lease or such Rules and Regulations, including but not limited to the manner in which Tenant uses or occupies the Premises, the insurance rates charged to Landlord with respect to one or more than one insurance policies maintained by Landlord with respect to the Building or the Real Estate shall at the Rent Commencement Date or at any time thereafter be higher than they otherwise would be, then Tenant shall reimburse Landlord, as Additional Rent hereunder, for that part of all insurance premiums thereafter paid or incurred by Landlord, which shall have been charged because of such failure or use by Tenant or Tenant Parties, and Tenant shall pay such Additional Rent upon the first day of the first full month following the billing to Tenant of such additional cost by Landlord.

Section 2. Rent

2.1 Base Rent.

(A) Amount. Tenant shall pay to Landlord the annual rentals (the "Base Rent") set forth in the second paragraph of this Section 2.1 (A). Said Base Rent shall be paid in equal monthly installments on or before the first day of each month, in advance, commencing upon the Rent Commencement Date and continuing through the last calendar month which falls within the Term.

Base Rent from the Rent Commencement Date through the end of the Term shall be as set forth immediately herein below:

LEASE TERM

LEASE TERM	MONTHLY RENT	ANNUAL RENT
Months 1 through 12	$3,000/mo.	$36,000/yr.
Months 13 through 24	$3,500/mo.	$42.000/yr.
Months 25 through 36	$4,000/mo.	$48,000/yr.
Months 37 through 48	$4,500/mo.	$54,000/yr.
Months 49 through 60	$5,000/mo.	$60,000/yr.
Months 61 through 72	$5,000/mo.	$60,000/yr.
Months 73 through 85	$5,000/mo.	$60,000/yr.

(B) Manner of Payments. Tenant hereby agrees that all Rent payments due hereunder shall be made by automatic debit, wire or ACH payment to Landlord's account# _______________ maintained at OceanFirst Bank N.A.

The payment of Base Rent, Additional Rent (herein, Base Rent, Additional Rent and any other sums due from Tenant to Landlord under this Lease are collectively hereinafter referred to as "Rent") shall be made in lawful money of the United States of America and made payable to Landlord or such other person and at such place as Landlord shall designate in writing from time to time. It is the purpose and intent of Landlord and Tenant that Rent shall be absolutely net to Landlord so that the Lease shall yield, net to Landlord, the Rent herein specified in each year during the Lease Term, free of any charges, assessments or impositions of any kind charged, assessed, or imposed on or against the Building or the Real Estate, and without abatement, deduction, or set-off by Tenant.

(C) Late Payments. If Tenant is delinquent in the payment of any amount of Rent for more than five (5) calendar days after the date due, Tenant shall pay to Landlord upon demand a late charge equal to five percent (5%) of such delinquent sum. Such late charge shall be in addition to all of Landlord's other rights and remedies hereunder or at law.

2.2 Additional Rent.

(A) Electric Service. Electric utility related costs are not included in the Base Rent and shall be paid by Tenant. Tenant's space is separately metered for Electric and the Tenant will be responsible to pay for their electric usage directly to the utility company.

Section 3. Alterations

3.1 Alterations.

(A) **Alterations.** All improvements or alterations in or additions, changes or installations to the Premises ("Alterations") performed by or on behalf of Tenant and which are reasonably estimated to cost less than one thousand and 00/100 ($1,000.00) dollars shall be (i) noticed in advance and in writing to the Landlord and (ii) performed in a good and workmanlike and first• class lien free manner, using new materials and in accordance with all applicable Governmental Regulation. All other Alterations performed by or on behalf of Tenant shall be governed by the remaining terms of this Section 3. Tenant shall not permit any Alterations governed by the immediately preceding sentence to be performed without first obtaining Landlord's prior written consent. Landlord's consent shall not be unreasonably withheld, conditioned or delayed but may be withheld in Landlord's sole discretion if (1) an Event of Default exists hereunder or (2) the Alterations (a) impact the structural components of the Building or (b) impact the utility or mechanical systems of the Building or (c) impact any other tenant's premises or are visible from the outside of the Premises.

(B) **Procedures.** Prior to commencing any Alterations, Tenant shall submit detailed plans and specifications for Landlord's review and approval. Landlord shall notify Tenant of its approval or disapproval of such plans and specification and the work described therein within seven (7) business days of receipt thereof. Landlord shall state in writing and in reasonable detail any objection to such Alterations. Tenant may revise its plans and specifications to incorporate such comments and, if Tenant does so, it may again request Landlord's consent pursuant to the process described above. Neither approval of the plans and specifications nor supervision of the Alterations by Landlord shall constitute a representation or warranty by Landlord as to the accuracy, adequacy,

sufficiency or propriety of such plans and specifications or the quality of workmanship or the compliance of such Alterations with Governmental Regulations. If Tenant desires to revise any plans and specifications after obtaining Landlord's approval thereof, Tenant shall re-submit such plans and specifications to Landlord for its approval as provided above.

(C) **Performance.** Tenant shall pay the entire cost of any Alterations permitted hereunder, including, without limitation, all fees and expenses for governmental approvals, permits or inspections, Landlord's reasonable charges for review of the plans and specifications for any Alterations, and Landlord's reasonable charge for supervision of any approved Alterations. If requested by Landlord, Tenant shall provide evidence reasonably satisfactory to Landlord of Tenant's financial ability to pay the cost of such Alterations. All Alterations shall be performed in a good and workmanlike and first-class lien free manner, using new materials and in accordance with the plans and specifications submitted to and approved by Landlord as well as in accordance with all applicable Governmental Regulations. All Alterations shall be performed by contractors and subcontractors who possess the requisite experiences, personnel, financial strength and other resources necessary to perform and complete the proposed Alterations in a good and workmanlike, lien-free manner, as reasonably approved by Landlord prior to the commencement of such work. Tenant shall first consider using a contractor and subcontractors that have previously been approved by the Landlord. If Tenant does not select from the Landlord's list of approved contractors and subcontractors, Tenant shall provide to Landlord evidence reasonably satisfactory to Landlord that the contractors or subcontractors it desires using satisfy such requirements and possess the insurance required pursuant to Section 4, and the Landlord shall approve or disapprove the non-listed contractors in its reasonable discretion. All contractors and subcontractors performing the Alterations shall work in harmony with Landlord's and other tenant's contractors and subcontractors. Tenant shall cause all Alterations to be performed in such manner so as not to obstruct access to the premises of any other tenant in the Building or any part of the Common Areas or disrupt any Building service or equipment or any other tenants' equipment. Prior to commencing any Alterations, Tenant shall have obtained and delivered to Landlord complete copies of all permits and approvals required by applicable Governmental Regulations to commence and complete any Alterations.

3.2 **Removal by Tenant.** Each Alteration or other improvement made by Tenant in or upon the Premises (excepting only Tenant's furniture, equipment and trade fixtures), whether temporary or permanent in character, shall become Landlord's property upon its attachment to the Premises and shall remain upon the Premises at the expiration or termination of this Lease without compensation to Tenant; provided, however, that Landlord shall have the right to require Tenant to remove any Alterations. Landlord shall inform Tenant at the time Landlord consents to any Alterations whether Landlord shall require removal of such Alterations at the expiration or termination of this Lease. However, in the Landlord's sole discretion, the Landlord may revoke this requirement in whole or in part, upon written notice to Tenant at any time and, in any such event, the Alterations in question shall not be removed by the Tenant. Tenant shall, at its cost and expense, effect such removal and restore the Premises to the condition existing immediately prior to the Alterations at the expiration or termination of this Lease. For the avoidance of doubt, this Section 3.2 shall not apply to any alteration made as part of Landlord's Work.

3.3 **Liens.** Tenant shall keep all of the Premises and all other portions of the Building free and clear of all liens arising out of, or claimed by reason of, any work performed, material furnished, or obligations incurred by or at the insistence of Tenant. Upon completion of any Alterations, Tenant shall promptly furnish Landlord with final sworn owner and contractors' statements and full and final waivers of lien covering all labor and materials included in such Alterations. Should Tenant within fifteen (15) days after written notice from Landlord fail to: (i) fully discharge any lien or claim of lien, or (ii) insure or bond over such lien by title endorsement or bond

satisfactory to Landlord and Landlord's lender, if any (which endorsement or bond shall also cover costs of defense), Landlord may, at its option and without limitation of any of its other rights and remedies, pay the same or any part thereof, and the amount of such payment with interest thereon at the Interest Rate from the date incurred until the date paid in full shall be due and owing to Landlord from Tenant as Additional Rent. Tenant shall pay such Additional Rent upon the first day of the first full month following the billing to Tenant of such Additional Rent paid by Landlord. No liens of any character whatsoever created or suffered by Tenant shall in any way, or to any extent, attach to or effect the rights of Landlord in the Premises or the Building.

3.4 Survival. Tenant's obligations in this Section 3 shall survive the expiration or termination of this Lease.

3.5 Landlord's Work. The entirety of this Section 3 shall not apply to Landlord's Work. All the Landlord's Work shall become Landlord's property upon its attachment to the Premises and shall remain upon the Premises at the expiration or termination of this Lease without compensation toTenant.

Section 4. Insurance

4.1 Tenant's Insurance. Tenant shall, at its expense, keep in full force and effect the following insurance policies during the Term and any Renewal Term:

(1) Commercial property insurance, insuring (a) one hundred percent (100%) of the full replacement cost of all Alterations and other improvements or additions to the Premises made at Tenant's expense or direction, and all other property owned or used by Tenant and located in the Premises and (b) against all "special perils";

(2) Commercial general liability ("CGL") insurance and, if necessary, commercial umbrella insurance, with limits to be reasonably set by Landlord from time to time but not less than one million and 00/100 ($1,000,000) dollars per occurrence and two million and 00/100 ($2,000,000) dollars general aggregate. CGL insurance shall cover liability arising from the Premises, operations, independent contractors, products-completed operations, personal injury and advertising injury, and liability assumed under an insured contract, including without limitation this Lease; and

(3) During the performance of all Alterations, Tenant shall maintain or, at its option, cause Tenant's contractor or subcontractor, as appropriate, performing such Alteration tomaintain:

1. Completed Value Builders Risk insurance which shall, at a minimum, cover "special perils" related to the Alterations and materials relatedthereto;

2. Automobile liability and, if necessary, commercial umbrella liability insurance with a limit of not less than one million and 00/100 ($1,000,000) dollars each accident covering liability arising out of any auto (including owned, hired, and non-owned autos) used in connection with such Alterations;

3. CGL insurance as described in Section 4.1 (2) above;

4. Workers compensation and employer's liability insurance

with employer's liability limits of not less than one million and 00/100 ($1,000,000) dollars each accident for bodily injury by accident or one million and 00/100 ($1,000,000) dollars each employee for bodily injury by disease, or such higher limits as may be required by Governmental Regulations, whichever is greater.

4.2 Form of Policy. All policies of insurance carried by Tenant shall (i) be issued by insurers, acceptable to Landlord in its reasonable discretion, authorized to do business in the State of New Jersey and shall (ii) contain a waiver of any rights of subrogation. The CGL policies and the commercial umbrella policies, if any, shall name Landlord and any other parties reasonably designated by Landlord as additional insured. Tenant's CGL insurance shall apply as primary insurance with respect to any other insurance or self- insurance programs afforded to Tenant or Landlord. There shall be no endorsement or modification of the Tenant's CGL to make it excess over other available insurance. Tenant shall, at least ten (10) days prior to the Rent Commencement Date, and within thirty (30) days prior to the expiration of each such policy, deliver to Landlord certified copies of the policies or certificates of insurance (in form and substance reasonably acceptable to Landlord) required hereunder, executed by a duly authorized representative of each insurer, showing compliance with the insurance requirements set forth above. All certificates shall provide for thirty (30) days written notice to Landlord (10 days for non-payment of premium) prior to the cancellation of any insurance referred to therein.

4.3 Failure to Carry. Without limiting Landlord's remedies set forth in Section 10 hereof, in the event that Tenant shall fail to carry and maintain the insurance coverage set forth in this Section 4, Landlord may, upon ten (10) days prior written notice to Tenant (unless such coverage will lapse within such time period and in which event no such notice shall be necessary), procure such policies of insurance and Tenant shall promptly reimburse Landlord the cost with interest thereon at the Interest Rate from the date incurred until the date paid by Tenant thereof as Additional Rent. Tenant shall pay such Additional Rent upon the first day of the first full month following the billing to Tenant of such costs paid by Landlord.

4.4 Landlord's Insurance. Landlord shall, during the Term, maintain commercial property insurance for one hundred percent (100%) of the full replacement costs of the Building (exclusive of foundations and footings but including Landlord's Work). CGL insurance shall, at Landlord's option, cover liability arising from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury, and liability assumed under an insured contract, including without limitation this Lease.

4.5 Priority of Insurance, Waiver. Landlord and Tenant, in the exercise of their commercial business judgment, acknowledge that the use of insurance is the best way to protect against the risk of loss to their respective properties and economic interests in the Building and the Premises. Accordingly, each agree that in the event of loss or damage to their respective properties or interests, such loss will be satisfied first by the insurance proceeds paid to the party suffering the loss, next by the insurance proceeds paid to the party causing the loss, and finally, by the party causing the loss or damage through operation of the indemnification provisions of Section 13 hereof. Without limiting the waiver of subrogation required in Section 4.2, if and to the extent that applicable law permits a full waiver of claims between landlords and tenants in leases such as this Lease, then Landlord and Tenant waive all claims against the other and the Tenant Parties (defined below) and the Landlord Parties (defined below), respectively, for any loss, damage or injury, notwithstanding the negligence of either party in causing a loss or the availability of insurance proceeds.

Section 5. Repairs and Maintenance; Compliance; Services

5.1 Tenant's Maintenance Obligations. Throughout the Term of this Lease, the Tenant shall make and pay for all maintenance, replacement, alterations and repair necessary to keep the interior of the Premises and all equipment and facilities exclusively serving the Premises in a good state of repair, in compliance with all Governmental Regulations and in tenantable, safe condition. Tenant shall, at its own expense, replace electric light bulbs, tubes and ballasts in the Premises. If private bathroom or kitchenette is installed in Tenant's Premises for Tenant's exclusive use, then Tenant shall be responsible for all repair, maintenance and cleaning and this shall be done at no cost or expense to the Landlord and Landlord shall have no responsibility for same.

5.2 Landlord's Maintenance Obligations. Landlord shall maintain the Building in a manner consistent with professional use of similar age and character as the Building in the Metropolitan Area, in compliance with applicable Governmental Regulations and in a tenantable, safe condition which may include necessary maintenance and repair to the roof, foundation, outer walls and structural portions of the Building as well as cleaning, re-surfacing and snow and ice removal of the Common Areas.

5.3 Building Services. The following provisions shall apply to the referenced services:

(A) **Elevators.** Landlord shall provide passenger elevator service to Tenant in common with Landlord and other tenants of the Building.

(B) **Water.** Landlord shall furnish (i) cold water for toilet purposes and cold and hot water for lavatory purposes in the common areas; and (ii) cold water for lavatory and toilet purposes in the Premises, if applicable.

(C) **Signals; Alarms; Communications.** If Tenant desires signal, communication, alarm or other utility or similar service connections installed or changed, Tenant shall not install or change the same without the written approval of the Landlord, and then only under direction of Landlord and at Tenant's expense and in accordance with the requirements relating to Alterations set forth in Section 3. Tenant shall not install in the Premises any equipment which requires a substantial amount of electrical current without the advance written consent of the Landlord, which consent may be conditioned upon, among other things, Tenant installing at its cost and expense and in accordance with the requirements relating to Alterations, such meters and other equipment as required by Landlord. Tenant shall ascertain from the Landlord the maximum amount of load or demand for use of electrical current which can safely be permitted in the Premises, taking into account the capacity of the electric wiring in the Building and the needs of other tenants of the Building, and shall not in any event connect a greater load then such safe capacity. The Tenant shall not tamper with any other Building utility system without authorization from the Landlord. The running of cable or pipe between suites also requires Landlord authorization and will occur at the Tenant's expense ifapproved.

5.4 Interruption of Services. No interruption of services caused by repairs, replacements or alterations to the service systems, or by any other cause, shall be deemed an eviction or disturbance of Tenant's possession of any part of the Premises or render Landlord liable to Tenant for damages, or otherwise affect the rights and obligations of Landlord or Tenant under this Lease. However, if: (i) Landlord ceases to furnish any service in the Building required to be furnished hereunder by Landlord as a result of a condition which affects only the Building (that is, which does not affect buildings in general in the vicinity of the Building) and (ii) Tenant notifies Landlord of such cessation in writing within one
(1) business day after such cessation begins and (iii) such cessation is not caused by Force Majeure and
(iv) such cessation has not arisen as a result of an act or omission of Tenant or the Tenant Partiesand

(v) as a result of such cessation, the Premises (or a material portion thereof) is rendered untenantable and Tenant in fact ceases to occupy the Premises (or a material portion thereof) in the manner used prior to such cessation, then, as Tenant's sole and exclusive remedy for such cessation, on the sixth (6th) consecutive day after all the foregoing conditions have been met, the Rent payable hereunder shall be equitably abated based on the percentage of the Premises so rendered untenantable and in fact not used by Tenant. Such abatement shall begin retroactively from the date of such cessation and continue until the date the Premises become tenantable again by the removal of such cessation ofservices.

Section 6. Damage to Premises

6.1 Destruction of Premises. Subject to Section 6.2, if the Building is damaged by fire or other casualty, Landlord shall restore the damage to the Premises to the same condition as existed on the Rent Commencement Date exclusive of any Alterations. Landlord shall commence the repair, restoration or rebuilding thereof within ninety (90) days after such damage (subject to delays in the adjustment of insurance) and shall substantially complete such restoration, repair or rebuilding of the Premises to the same condition as

existed on the Rent Commencement Date (but excluding any Alterations) as promptly as practicable after the commencement thereof, subject to delays caused by events of Force Majeure or Tenant Delays. Landlord shall promptly and diligently seek adjustment of insurance proceeds after any casualty. Tenant shall reasonably cooperate upon Landlord's request with respect to such adjustment of insurance proceeds.

If the fire or other casualty or the repair, restoration or rebuilding required by Landlord shall render the Premises untenantable in whole or in part, the Rent shall proportionately abate from the date when the damage occurred until the date on which the Premises are restored to the condition required by this Section 6.1, such proportion to be computed on the basis that the Rentable Square Feet of the portion of the Premises rendered untenantable and not occupied by Tenant bears to the aggregate rentable square feet of the Premises.

6.2 Right to Terminate. If the casualty results in damage to the Premises which Landlord reasonably estimates will take in excess of (i) twelve (12) months from the beginning of restoration to restore the Premises to the same condition as existed on the Rent Commencement Date (but excluding Alterations) and occurs at any time during the Term or (ii) three (3) months from the beginning of restoration to restore the Premises to the same condition as existed on the Rent Commencement Date (but excluding Alterations) and occurs during the last two (2) years of the Term, or in the last two (2) years of any Renewal Term, then in either case, either Landlord or Tenant may elect to terminate this Lease upon giving written notice of such election to the other within sixty (60) days after such casualty. If the casualty results in damage to the Building that results in the same restoration periods as set forth above with respect to the Premises, or such restoration is prohibited by any Governmental Regulation or the insurance proceeds are insufficient or otherwise not available, then Landlord may elect to terminate this Lease upon giving written notice of such election to Tenant within sixty five (65) days after such casualty.

If this Lease is terminated as provided above, such termination shall be effective on the date specified in the first notice received by the other party, but no earlier than thirty (30) days after the occurrence of the event causing such damage. In such event, (i) Tenant shall be obligated to pay the Base Rent accrued to the effective date of such termination, less any Base Rent abated pursuant to Section 6.1, and (ii) Tenant shall be obligated to pay a prorated amount of Additional Rent based upon the number of days in the Lease Year arising prior to the effective date of such termination, and in the event the Tenant shall have overpaid or underpaid such prorated Additional Rent as of such effective date, the Parties shall reasonably and promptly cooperate with one another to make the necessary adjustment as between the Parties, payable in cash by the Party which shall owe Additional Rent, or a refund of Additional Rent, as the case may be. The obligations in this Section 6 shall survive such termination. Unless this Lease is terminated by either party as provided in this Section 6, this Lease shall remain in full force and effect, notwithstanding such damage or casualty.

Section 7. Eminent Domain

7.1 Total Condemnation. In the event of a Substantial Taking of the Building (defined below), both Landlord and Tenant shall have the right to terminate this Lease by written notice to the other within thirty (30) days of the date of the effectiveness of such taking. "Substantial Taking of the Building " means a Taking (defined below) either of: (i) the entire Building; or (ii) a portion thereof, and in Landlord's commercially reasonable opinion, the remainder of the Building cannot be restored to an economically viable first-class professional building without either substantial alteration of the Building or relief from Governmental Regulation. "Taking" means a taking or condemnation for a public or quasi• public use by a competent governmental authority regardless of the process by which the taking is effected and including without limitation by a formal taking or by a deed in lieu of aformal taking.

In the event this Lease is terminated pursuant to this Section 7.1, the Term shall terminate upon

the delivery of possession to the condemning authority and Tenant shall pay the Rent accruing to the date of termination. If neither Landlord nor Tenant terminates this Lease within the applicable time period, this Lease shall continue in full force and effect, as modified pursuant to Section 7.2.

7.2 Partial Condemnation. If a Taking occurs that does not entitle Landlord or Tenant to terminate this Lease pursuant to Section 7.1 or if neither Landlord nor Tenant exercises a right to terminate this Lease granted pursuant to Section 7.1, then Landlord shall repair and restore the Building to the extent practicable, to the condition as existed on the Rent Commencement Date, excluding any Alterations, except that Landlord shall not hereby be required to expend for repair and restoration any sum in excess of an amount equal to the Award (defined below).

If as a result of the Taking, the Rentable Square Feet of the Premises is permanently reduced, Rent shall proportionately abate from the date when possession of such portion of the Premises is given to the condemning authority. In addition, if the repair, restoration or rebuilding required by Landlord as a result of such Taking shall render the Premises untenantable in whole or in part, Rent shall proportionately abate from the date when possession of the Premises is given to the condemning authority until the date on which the Premises are, as nearly as practicable, in the condition as existed on the Rent Commencement Date, excluding any Alterations. The proportionate abatement shall be computed on the basis that the Rentable Square Feet of the Premises either reduced or rendered untenantable and not occupied by Tenant bears to the aggregate Rentable Square Feet area of the Premises.

7.3 Award. Any award, compensation or damages (the "Award") for a partial or total Taking shall be paid to and be the sole property of Landlord; provided that, Tenant shall have the right, provided that by exercising such right the Award is not diminished, delayed or denied, to make a separate claim against the condemning authority for such compensation as may be separately awarded to a tenant.

Section 8. Assignment and Subletting

8.1 Assignment and Subletting.

Tenant shall not assign, pledge or encumber this Lease or any interest under it or sublet all or any portion of the Premises (individually or collectively, a "Transfer") without Landlord's (and, if required by the terms of a mortgage or ground lease, the mortgagee's and ground lessor's) consent. Landlord's consent shall not be unreasonably withheld with respect to an assignment or sublease. Any assignment, sublease or transfer (including, without limitation, any dissolution, merger, consolidation or other reorganization of Tenant but excluding the transfer or exchange of any publicly traded stock) or any issuance, sale, gift, transfer or redemption of any capital stock of Tenant or other interest in Tenant (whether voluntary, involuntary or by operation of law, or any combination of the foregoing) of any of the direct or indirect power to affect the management or policies of Tenant or any direct or indirect change in twenty five percent (25%) or more of the ownership interest in Tenant shall constitute a "Transfer" subject to the provisions of this Section 8. Landlord may condition its consent to any such Transfer on its receipt of any excess rent generated by any assignment or sublease and may, instead of granting its consent, recapture, and terminate this Lease with respect to, any space proposed to be assigned or sublet.

In addition, Landlord shall not be deemed to have unreasonably withheld its consent to an assignment or sublease if Landlord's consent is withheld because: (1) an Event of Default then exists hereunder; (2) in the event of a sublease, the portion of the Premises which Tenant proposes to sublease, including the means of ingress thereto and egress therefrom, or the remaining portion of the Premises, or any combination of the above, will violate any Governmental Regulations; (3) in the reasonable judgment of Landlord, the proposed subtenant or assignee is not sufficiently financially responsible to perform its obligations under the proposed sublease or assignment; (4) the proposed subtenant or assignee is either a current tenant of the Building, a party with whom Landlord has offered to lease space in the Building in the past six months or a person, persons or entity that is affiliated with a current tenant or party with whom Landlord has offered to lease space in the Building in the

past six (6) months; (5) the proposed assignee or subtenant engages in or proposes to engage in Prohibited Uses or Prohibited Activities; or (6) the proposed assignment or sublease would result in a prohibited transaction under ERISA (defined below). The foregoing, however, are merely examples of reasons that Landlord may withhold its consent and should not be deemed to be exclusive of any other reasons for reasonably withholding consent, whether similar to or dissimilar from the foregoing examples

8.2 Tenant to Remain Obligated. No Transfer shall relieve Tenant from any covenant, liability or obligation hereunder (whether past, present or future) and Tenant shall remain liable under this Lease as a principal and not as a surety. Landlord's consent to a Transfer shall not be deemed to be a consent to any subsequent Transfer. Tenant shall pay all of Landlord's costs, charges and expenses, including without limitation, reasonable attorney's fees, incurred in connection with any Transfer requested or made by Tenant.

8.3 Assignee to Assume Obligations. If Tenant shall assign this Lease as permitted herein, the assignee shall expressly assume all the obligations of Tenant hereunder from and after the date of assignment and agree to comply with and be bound by all the terms, provisions and conditions of this Lease. Such assumption shall be evidenced in a written instrument satisfactory to Landlord. If Tenant shall sublease the Premises as permitted herein, such sublease be in writing and shall be satisfactory to Landlord and contain the agreement of such subtenant to attorn to Landlord, at Landlord's option and written request, in the event this Lease terminates before the expiration of the sublease.

Section 9. Signage

Landlord shall install a building directory on which Tenant's name and suite numbers will be identified. The location of such directory shall be reasonably determined by Landlord. Tenant shall not install or affix any sign, plaque, picture, advertisement, name, notice, lettering or direction on any part of the Building or on any part of the inside of the Premises which can be seen from outside of the Premises, without in each instance first obtaining the prior written consent of the Landlord and complying, at Tenant's expense, with any applicable Governmental Regulation.

Section 10. Defaults and Remedies

10.1 Events of Default. Each of the following shall constitute an event of default (an "Event of Default") hereunder:

(A) **Rent.** If Tenant fails to pay Base Rent on the date due and such failure continues for a period of five (5) days after the date due; or

(B) **Additional Rent.** If Tenant fails to pay Additional Rent on the date due and such failure continues for a period of five (5) days after the date due; or

(C) **Other Charges.** If Tenant fails to pay for any Tenant Work due in accordance with Exhibit D, or fails to pay any other fees, charges, reimbursements or sums due hereunder on the date due and such failure continues for a period of five (5) days after the date due; or

(D) **Insurance.** If Tenant fails to maintain the insurance required to be maintained by Tenant hereunder and such failure is not cured within the time period set forth in Section 4.3 hereof; or

(E) **Abandonment.** Tenant abandons or vacates all or a material portion of the Premises; or

(F) **Transfer.** A Transfer occurs without Landlord's consent as provided herein; or

(G) **Bankruptcy.** One of the following credit defaults occurs:

(1) Tenant commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for Tenant or for any substantial part of its respective property, or any such proceeding is commenced against Tenant and either remains undismissed for a period of sixty (60) days or results in the entry of an order for relief against Tenant which is not fully stayed within thirty (30) days after entry; or

(2) Tenant becomes insolvent or bankrupt, does not generally pay its respective debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors; or

(3) Any third party obtains a levy or attachment under process of law against Tenant's leasehold interest or other property or assets or any property or assets of any guarantor; or

(H) **Violation of Prohibited Activities.** If Tenant or any other person or entity using or occupying the Premises engages in any of the Prohibited Uses or Prohibited Activities; or

(I) **Other Defaults.** If Tenant shall be in default under any other provision of this Lease (other than those specified above) and shall remain so for a period of thirty (30) days after Landlord has provided written notice to Tenant of such default, provided that if any such default cannot reasonably be remedied by Tenant within thirty (30) days after written notice of default, then Tenant shall have such additional time as shall be reasonably necessary to remedy such default (but in no event longer than ninety (90) days), provided that during such time Tenant is continuously and diligently pursuing the remedy necessary to cure such default.

10.2 Landlord's Remedies. Upon the occurrence of an Event of Default, Landlord may, either:

(A) **Termination of Lease.** Terminate this Lease and Tenant shall pay to Landlord, upon demand, an accelerated lump sum amount equal to the amount by which the sum of (1) Landlord's commercially reasonable estimate of the aggregate amount of Base Rent and of Additional Rent owing from the date of such termination through the scheduled expiration date of the Term (or any Renewal Term, as applicable) plus (2) Landlord's commercially reasonable estimate of the aggregate expenses of reletting the Premises (which expenses shall include, without limitation, brokerage fees, leasing commissions and tenant concessions incurred or estimated to be incurred by Landlord and costs of removing and storing Tenant's or any other occupant's property, repairing, altering, remodeling or otherwise putting the Premises into condition acceptable to a new tenant or tenants, and all reasonable expenses incurred by Landlord in pursuing its remedies, including reasonable attorneys' fees and court costs (collectively, "Reletting Costs")), exceeds Landlord's commercially reasonable estimate of the fair rental value of the Premises for the same period (after giving effect to the time needed to relet the Premises) both discounted to present value at the rate at which U.S. Treasuries are then yielding for a term closest to the period of time from the Event of Default to the scheduled expiration date of the Term; or

(B) **Termination of Possession.** Terminate Tenant's right of possession of the Premises without termination of this Lease, re-enter the Premises by summary proceedings or otherwise, expel Tenant and remove all property therefrom, using the level of effort mandated by the laws of the State of New Jersey

to relet the Premises at market rent (it being acknowledged that Landlord shall be permitted to relet any other vacant space in the Building prior to reletting the Premises) and receive the rent therefrom, provided, however, Tenant shall not be entitled to receive any such rent and shall remain liable for the equivalent of the amount of all Base Rent and Additional Rent reserved herein less the avails of reletting, if any, after deducting therefrom the Reletting Costs. Any and all monthly deficiencies so payable by Tenant pursuant to this clause shall be paid monthly on the date herein provided for the payment of Base Rent; or

(C) **Application of Amounts Owed to Tenant.** Apply against any amounts owed by Landlord to Tenant, any amounts then due and payable by Tenant to Landlord; or

(D) **Right to Cure.** Landlord may at its option, but shall not in any event be obligated, perform any obligation of Tenant under this Lease and, if Landlord so elects, all costs and expenses incurred by Landlord in performing such obligations, together with interest thereon at the Interest Rate from the date incurred until paid in full, shall be paid by Tenant to Landlord on demand and shall be considered Additional Rent for purposes of this Lease; or

(E) **Property.** Re-enter, seize and take possession of Tenant's personal property, fixtures and equipment located at the Premises, all of which shall be deemed abandoned by Tenant and to sell such property at public or private sale.

10.3 Remedies Cumulative. Any and all remedies set forth in this Lease: (i) shall be in addition to any and all other remedies Landlord may have at law or in equity, (ii) shall be cumulative, and (iii) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.

Section 11. Covenant of Quiet Enjoyment

Landlord covenants that Tenant, on payment of the Base Rent, Additional Rent and all other fees, expenses and reimbursements required hereunder and upon performance of the covenants and agreements set forth herein, shall peaceably and quietly have, hold and enjoy the Premises during the Term, and any applicable Renewal Term, without interference of any person claiming through Landlord.

Section 12. Subordination

12.1 Subordination, Attornment. Unless elected otherwise by any ground lessor, ground lessee or mortgagee this Lease shall be subordinate to any present or future ground lease or mortgage respecting the Building, and any amendments thereto. Such subordination shall automatically be effective without any action or notice by such ground lessor, ground lessee or mortgagee to Tenant provided the ground lessor, ground lessee or mortgagee recognizes the validity of this Lease and the ground lessor or mortgagee agrees that, and by having the Lease be so subordinate such party is deemed to have agreed that, notwithstanding any default by Landlord with respect to said ground lease or mortgage or any termination or foreclosure thereof, Tenant's possession and right of use under this Lease and the rights of Tenant under this Lease in and to the Premises shall not be disturbed by such ground lessor or mortgagee unless and until an Event of Default shall have occurred hereunder.

If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given, Tenant shall attorn to such ground lessor or mortgagee or purchaser at such foreclosure sale and this Lease shall continue in effect as a direct lease between Tenant and such ground lessor, mortgagee or purchaser. The ground lessor, ground lessee or mortgagee or purchaser shall (i) be liable as Landlord only for the obligations of Landlord accruing after such ground lessor, ground lessee or mortgagee or purchaser has taken fee title to the Building or Building and (ii) not be liable for (a) any Base Rent or Additional Rent paid more than thirty

(30) days in advance or (b) any offsets, claims or defenses which Tenant may have against the previous Landlord. Tenant shall within ten (10) days of request by Landlord or ground lessor, ground lessee, mortgagee or purchaser (in case of attornment), execute and deliver to the requesting party a subordination, non-disturbance and attornment agreement substantially in the form then used by the requesting party

12.2 Security Deposit. The Tenant has this day deposited with the Landlord the sum of eight thousand five hundred seventy-one and 43/100 ($8,571.43) dollars as security for the payment of rent hereunder and the full and faithful performance by the Tenant of the covenants and conditions of the Tenant. Said sum will be returned to the Tenant, without interest, after the expiration of the Lease Term or either Renewal Term, as applicable, provided that the Tenant has fully and faithfully performed all the covenants and conditions of the Lease and is not in arrears in the payment of rent. During the Lease Term and each Renewal Term, as applicable, the Landlord may, if the Landlord so elects, have recourse to such security, to make good any default by the Tenant, in which event the Tenant shall, on demand, promptly restore said security to its origin l amount. Liability to repay said security to the Tenant will run with the reversion and title to the Building, whether any change in ownership thereof be by voluntary alienation or as the result of judicial sale, foreclosure or other proceedings, or the exercise of a right of taking or entry by any mortgagee. The Landlord will assign, or transfer said security, for the benefit of Tenant, to any subsequent owner or holder of the reversion or title to the Building, in which case the assignee will become liable for the repayment thereof as herein provided, and the assignor will be deemed to be released by the Tenant from all liability to return such security. This provision will be applicable to every alienation or change in title and will not be deemed to permit the Landlord to retain the security after termination of the Landlord's ownership of the reversion or title. The Tenant may not mortgage, encumber or assign said security without the written consent of the Landlord.

12.3 Notice and Right to Cure. Prior to exercising any right to terminate this Lease or abate Base Rent or Additional Rent on account of a Landlord default under any ground lease or mortgage, Tenant shall notify any ground lessor or mortgagee of such default. If Landlord fails to timely cure such default, the ground lessor or mortgagee shall have an additional twenty (20) days to cure such default plus such additional time as is necessary to complete such cure (including time necessary to obtain possession if possession is necessary for cure) prior to Tenant exercising such remedies.

12.4 Certain Definitions. As used in this Section 12, "mortgage" shall include "trust deed" and "deed of trust" and "mortgagee" shall include "trustee", "beneficiary" and the mortgagee of any ground lessee, and "ground lessor", "mortgagee", and "purchaser at a foreclosure sale" shall include, in each case, all its successors and assigns, however remote.

Section 13. Indemnification from Third Party Claims

13.1 Tenant's Indemnity. Tenant shall indemnify and save Landlord, Landlord's mortgagee, deed of trust trustee and beneficiary and Landlord's ground lessor, if any, and Landlord's members, managers, directors, agents, contractors, subcontractors, employees, affiliates, successors and assigns harmless from and against all penalties, claims, costs, demands, damages, losses, expenses (including reasonable attorneys' fees), suits or liabilities of whatsoever nature (collectively, "Claims") brought by third parties and that arise from Tenant's or its subtenant's, assignee's, agent's, licensee's, contractor's, subcontractor's, concessionaire's or employee's (herein, Tenant and such other parties are collectively referred to as the "Tenant Parties") use and occupancy of the Premises and the Building or from any other activity, omission, work or thing done, permitted or suffered by Tenant or the Tenant Parties in or about the Premises and the Building. If any such proceeding is filed by a third party against Landlord or any such indemnified party, Tenant agrees to defend Landlord or such party in such proceeding at Tenant's sole cost by legal counsel reasonably satisfactory to Landlord and such indemnified party, if requested by Landlord. In no event shall Tenant be obligated to indemnify Landlord or any of the other parties identified above for any willful or negligent act or omission of Landlord or such other party.

13.2 Landlord's Indemnity. Landlord shall indemnify and save Tenant and its agents, contractors, subcontractors, employees, successors and assigns harmless from and against all Claims brought by third parties

and that arise from Landlord's or its agent's, licensee's, contractor's, subcontractor's, concessionaire's or employee's (herein, Landlord and such other parties are collectively referred to as the "Landlord Parties") use and occupancy of the Premises and the Building or from any other activity, omission, work, or thing done, by Landlord or Landlord Parties in or about the Premises and the Building. If any such proceeding is filed by a third party against Tenant or any such indemnified party, Landlord agrees to defend Tenant or such party in such proceeding at Landlord's sole cost by legal counsel reasonably satisfactory to Tenant and such indemnified party, if requested by Tenant. In no event shall Landlord be obligated to indemnify Tenant or any of the other parties identified above for any willful or negligent act or omission of Tenant or such other party.

13.3 Meaning of Indemnity. In the event that the indemnification provisions anywhere in this Lease, including but not limited to the provisions of Sections 13.1 and 13.2 herein above, become operative, it shall mean that the indemnifying party shall assume the liability for, defend with counsel selected by it (but reasonably acceptable to the indemnified party) and at its cost and/or its insurer's cost, hold the indemnified party harmless from and against any such suit, claim, demand or damages. In such event, the indemnifying party shall have the full and sole right to control, settle and/or compromise any claims or matters for which it so assumes the liability. The Party requesting indemnification shall cooperate in all regards with the indemnifying party by, *inter alia,* furnishing the indemnifying party, upon request and as otherwise necessary and appropriate without necessarily being requested, all information and assistance available to the indemnified party for defense against and such suit, claim, demand or damages.

13.4 Survival. The provisions of this Section 13 shall survive the expiration or termination of this Lease with respect to any Claims asserted against Landlord or Tenant within any applicable statute of limitations.

Section 14. Surrender

Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Premises to Landlord broom clean and otherwise in the condition in which the Premises are required to be maintained by the terms of this Lease, reasonable wear and tear excepted. Tenant shall surrender all keys for the Premises to Landlord at the place then fixed for the payment of Base Rent and shall inform Landlord of the combinations to all locks, safes and vaults in the Premises. Tenant shall, at its expense, remove from the Premises on or prior to expiration or earlier termination of this Lease all furnishings, fixtures and equipment situated thereon as well as those Alterations that are required to be removed pursuant to Section 3.2 hereof. However, Tenant shall not remove any equipment, conduits and fixtures providing water, plumbing, electrical, heating, ventilation, air conditioning, lighting, life safety, sprinkler and sewer service to the Premises, regardless of whether the same were installed by or on behalf of Tenant or Landlord, all of which, together with any other furnishings, fixtures and equipment not removed by Tenant as provided above, shall become the property of Landlord upon the expiration or earlier termination of this Lease and shall be conclusively presumed to have been conveyed to Landlord under this Lease via a bill of sale without further payment or credit by Landlord to Tenant. In addition, Tenant shall, at its expense, on or prior to such expiration or earlier termination of this Lease, repair any damage caused by such removal. Any property not so removed that Landlord requires to be removed, may be removed by Landlord and stored and/or retained or sold by Landlord and the cost of such removal, storage and disposition as well as the cost of repairing any damaged caused by such removal, shall be paid by Tenant within thirty (30) days of demand and such sums shall accrue interest at the Interest Rate from the date incurred until paid in full. Tenant's obligation under this Section 14 shall survive the expiration or earlier termination of this Lease.

Section 15. Hazardous Materials and Infectious Wastes

15.1 Tenant Covenants. Tenant covenants that it will, and will cause the Tenant Parties to (i) not use, maintain, generate, store, treat or dispose of any Hazardous Materials or Infectious Wastes in or on the Premises or the Building other than deminimus amounts of materials that are required for the normal maintenance and operation of the Premises for normal permitted use and that are used, stored and disposed of in accordance with all Environmental Requirements, (ii) clean or remediate in accordance with all

Environmental Requirements any Hazardous Materials or Infectious Wastes which may contaminate, or emanate from, any part of the Building, the Premises or the soils, ground water or aquifer under the Building as a result of Tenant's or the Tenant Parties' use or occupancy of the Premises, (iii) not place or permit to be placed any Hazardous Materials or Infectious Wastes in any receptacle not specifically designated for such materials, (iv) cause all Hazardous Materials and Infectious Wastes to be disposed of in accordance with Governmental Regulations by licensed, reputable contractors approved by Landlord and (v) to promptly provide Landlord with any notice received by Tenant or the Tenant Parties concerning Hazardous Materials or Infectious Wastes.

15.2 Indemnity. Without limiting the indemnification contained in Section 13 above, Tenant shall indemnify, defend (with counsel reasonably approved by Landlord) and hold Landlord and the Landlord Parties harmless from and against any Claims, including, without limitation, cleanup, engineering and attorneys' fees and expenses that Landlord or such indemnified parties may incur by reason of (1) a violation of the covenants set forth in Section 15.1 above, (2) Tenant's or the Tenant Parties' use, maintenance, generation, storage, treatment or disposal of any Hazardous Materials or Infectious Wastes in, on or under the Building or the Premises, (3) the violation of any applicable Environmental Requirement by Tenant or the Tenant Parties and relating to the Premises or Tenant's or the Tenant Parties' use, occupancy or operation thereof, (4) any Claim brought or asserted against Landlord or such indemnified parties, regardless of when brought, which directly or indirectly relates to or arises out of any of the matters indemnified in this Section 15.2 or (5) any investigation or claim of any governmental agency or third party for any actions taken by Tenant or the Tenant Parties on or about the Premises. Tenant's indemnity obligations under this Section 15.2 shall survive the cancellation or termination of this Lease.

Section 16. Holding Over

If Tenant remains in occupancy of any portion of the Premises after the expiration of the Term or any applicable Renewal Term, Tenant shall become a month to month tenant upon all terms of this Lease as might be applicable to such month to month tenancy, except that Tenant shall pay Base Rent at a rate equal to two-hundred percent (200%) of the Base Rent effective immediately prior to such holdover. Tenant shall also be liable to pay for all applicable Additional Rent and to pay for any and all damages incurred by Landlord as a result of such holding over. Tenant shall pay such Additional Rent upon the first day of the first full month following the billing to Tenant of such costs paid by Landlord. No acceptance of Rent payable pursuant to this Section 16 by Landlord or the creation of such month to month tenancy shall operate as a waiver of Tenant's default or as a waiver of Landlord's right to regain possession of the Premises or any other remedy.

Section 17. Notices

Any notice which either party is required or may desire to give to the other shall be in writing and sent by United States certified mail, return receipt requested, postage prepaid, or by Federal Express or similar generally recognized overnight courier regularly providing proof of delivery, addressed to the parties as set forth in the preamble to this Lease (subject to the right of any party to designate a different address for its receipt of notices hereunder within the 48 contiguous continental United States of America by notice duly given). Any notice so given shall be deemed to have been given as of the first to occur of (i) actual physical delivery, (ii) if mailed, the second business day after being deposited in the U.S. Mails, proper postage prepaid, addressed as provided above, (iii) if sent by overnight courier, on the first business day after being delivered to such courier with all charges for overnight delivery having been prepaid, or (iv) if sent by facsimile, the date sent and the appropriate mechanical confirmation or answer- back is received and if sent to Landlord at:

Mechanic Street Partners, LLC
43 Greentree Terrace
Lincroft, NJ 07738
Attn: Gregory Elmiger

and

The Law Office of Collins, Vella and Casello 2317
Highway 34, Suite 1A
Manasquan, NJ 08736
Attn: Dennis A. Collins, Esq. and

Richel Commercial Brokerage 65
Mechanic Street
Red Bank, NJ 07701 Attn:
Attn: Steve Richel

and if sent to Tenant at:

EWSD 1, LLC
214 39th Lane,
Pueblo, Colorado 81006 Attn:
Tom Gallo

With a copy to:

____
____
____

Attn: - - - - - - - -

Section 18. Broker's Representation

Except for the broker or brokers, if any, identified on the Summary of Terms, Landlord represents that it dealt with no broker or brokers and Tenant represents that it dealt with no broker or brokers in connection with the negotiation, execution and delivery of this Lease. Landlord and Tenant shall, and do hereby, agree to indemnify and hold the other harmless from and against any losses, damages, penalties, claims or demands of whatsoever nature arising from a breach of its foregoing representation including, without limitation, reasonable attorneys' fees and expenses. If any broker is identified in the Summary of Terms, the obligations of the Landlord and/or Tenant to such broker shall be as governed by separate agreement with such broker(s) and the Landlord and Tenant, as applicable, agree to indemnify and hold the other harmless from and against any losses, damages, penalties, claims or demands of whatsoever nature arising from a breach of its obligations under such separate agreement, if any. The representations and indemnifications set forth in this Section 18 shall survive the cancellation or termination of this Lease.

Section 19. Rights Reserved to Landlord

The following rights, exercisable without notice and without affecting any of Tenant's obligations under this Lease, are all reserved by Landlord: (1) to change the name or street address of the Building or the Building numbers thereof; (2) to install and maintain signs on the exterior and interior of the Building;
(3) to retain at all times, and to use in appropriate instances, pass keys to the Premises; (4) to grant or lease to anyone the exclusive right to conduct any business at the Building provided, however, that the granting by Landlord of any such exclusive right shall in no way prohibit Tenant from using the Premises for the permitted uses purposes set forth in Section 1.4(A); (5) to render, or offer to Tenant to render, as applicable, any service in the Building , including without limitation, furnishing electricity, telephone service, ice, water, towels, toilet supplies, shoe shines, sign painting, beverage or food service or other services to the Building , so long as the rates therefore are reasonably competitive for professional office buildings in the Metropolitan Area; (6) upon reasonable notice, to exhibit the Premises at reasonable hours to prospective purchasers, mortgagees, and ground lessors of the Building and, in the final nine (9) months of the Term or any Renewal Term, as applicable, to prospective tenants; (7) to decorate, remodel, repair, alter or otherwise prepare the Premises for re-occupancy at any time after Tenant vacates or abandons the Premises; (8) to enter the Premises after reasonable notice at reasonable hours (except in the event of an emergency, when no notice need be given) for reasonable purposes, including inspection, the provision of services and the performance of the obligations of Landlord hereunder; (9) to regulate access to telephone, electrical, fire alarms, sprinklers and other utility lines, fire alarms and sprinklers and closets in the Building and to require use of designated contractors for any work involving access to the same;
(10) to approve or disapprove, in its discretion and prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of Building; and (11) to approve the weight, size, placement and time and manner of movement within the Premises and the Building of any safe or other heavy article of Tenant's property, without any liability on account of such approval.

Section 20. Other Matters

20.1 Captions. Captions of this Lease are solely for convenience of reference and shall not in any way limit or amplify the terms and provisions hereof.

20.2 Partial Invalidity. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

20.3 Entire Agreement. All understandings and agreements, oral or written, previously made between the parties are merged into this Lease and this Lease fully and completely expresses the agreement between Landlord and Tenant. This Lease cannot be amended or modified except by a written instrument executed by Landlord and Tenant.

20.4 Governing Law; Venue. This Lease shall be governed by and construed in accordance with the internal laws of the State in which the Building is located. Any litigation regarding this Lease shall be venued in the Superior Court of New Jersey, Ocean County vicinage.

20.5 Successors and Assigns. Subject to Section 8 and Section 12, the conditions, covenants and agreements contained in this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

20.6 Waiver. No failure by either party to exercise, or delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. Any consent or approval given by Landlord in any one instance shall not constitute consent or approval for any subsequent matter, even if similar to the matter for which such consent or approval was originally given.

20.7 Litigation Costs. If the event of any litigation between Tenant and Landlord to enforce any provision of this Lease or any right of either party hereto, the unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including reasonable attorneys' fees, incurred by the successful party therein.

20.8 Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same agreement.

20.9 Modifications to Lease. If, in connection with Landlord's obtaining financing for the Building, the proposed lender shall request reasonable modification of this Lease as a condition of such financing, Tenant shall not unreasonably withhold or delay its agreement to such modifications so long as such modifications do not materially increase the obligations or materially and adversely affect the rights of Tenant under this Lease.

20.10 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent stipulated herein shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment of Rent be deemed an accord and satisfaction. Landlord shall accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or to pursue any other remedy in this Lease.

20.11 Calculations. All calculations of pro-rations regarding time or other relevant calculations under this Lease shall be based on the assumption that there are 360 days in a year.

20.12 WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH TIDS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN THE STATE COURTS LOCATED IN THE DISTRICT WHERE THE BUILDING IS LOCATED, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.

20.13 Areas Excluded from Demise. The exterior walls of the Premises and the area beneath the finished floor of the Premises as well as the area above the finished ceiling level of the Premises are not demised hereunder, and the use thereof together with the right to install, maintain, use, repair and replace pipes, ducts, conduits, wires, heating, ventilating, cooling, plumbing, electrical and other systems as well as structural elements leading through or a part of the Premises in locations that will not materially interfere with Tenant's use thereof are hereby reserved unto Landlord. If in the event Tenant owns and operates HVAC equipment on any of the premises described in this Section 20.13, Landlord shall provide and permit reasonable access to Tenant and its contractors and vendors in order to permit performance of maintenance and repair of such equipment.

20.14 Due Authorization. Landlord and Tenant hereby covenant, warrant and representthat:
(1) the individual executing this Lease on its behalf is duly authorized to execute and deliver this Lease in accordance with the organizational documents of such party; (2) this Lease is binding upon such party and
(3) the execution and delivery of this Lease will not result in any breach of, or constitute a default under any mortgage, deed of trust, lease, loan, credit agreement, partnership agreement or other contract or instrument to which it is a party or by which it may be bound.

20.15 Tenant Financials. If Landlord is required to furnish such information in connection with the closing of a proposed sale or refinancing of the Building or if Tenant is in default hereunder, Tenant shall provide Landlord, upon ten (10) days prior written notice from Landlord, with a current financial statement for Tenant's business. Any information provided hereunder by Tenant shall be kept confidential by Landlord and Landlord's lender or prospective purchaser, except to the extent already a part of the public domain or as disclosure is required by applicable Governmental Regulations or to enforce the terms of thisLease.

20.16 Force Majeure. Both Landlord and Tenant shall be excused from performing their obligations or undertakings provided in this Lease, in the event, but only so long as the performance of any such obligations are prevented or delayed, retarded or hindered by an event of ForceMajeure.

20.17 ERISA. Tenant represents and warrants that it is not and is not acting on behalf of (i) an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) a "plan" within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or (iii) an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. § 2510.3-101 of any such employee benefit plan or plans.

20.18 Estoppel Certificates. Within ten (10) days after request by either party, the other party shall execute and deliver to the requesting party a written certificate provided by the requesting party as to the status of this Lease, any existing defaults, the status of the payments and performance of the parties required hereunder and such other information that may be reasonablyrequested.

20.19 Landlord's Interest. Landlord's liability under this Lease is limited solely to Landlord's equity in the Building, and in no event shall recourse be had to any other property or assets of Landlord or against any property or assets of any member, partner, affiliate, shareholder, trustee, officer or director of Landlord or its members, partners or shareholders. If Landlord shall at any time transfer its interest in the Building or this Lease, Landlord shall be released of any obligations occurring after such transfer, and Tenant shall look solely to Landlord's successors for performance of suchobligations.

20.20 Joint and Several. If Tenant is more than one person or entity, all obligations of Tenant hereunder and under the Work Letter shall be joint and several obligations of each person or entity executing this Lease as Tenant.

20.21 Patriot Act. Tenant represents and warrants that neither Tenant nor its constituents or affiliates are in violation of any Applicable Requirements relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the "Executive Order") and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, as may be amended from time to time, the "Patriot Act").

(A) Tenant represents and warrants that neither Tenant nor any of its constituents or affiliates is a "Prohibited Person" which is defined as follows:

(1) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(2) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(3) a person or entity with whom Lessor is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering Applicable Requirements, including the Executive Order and the Patriot Act;

(4) a person or entity who commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order;

(5) a person or entity that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or at any replacement website or other replacement official publication of such list; and

(6) a person or entity that is affiliated with a person or entity listed above.

(B) Tenant represents and warrants that neither Tenant nor any of its affiliates or constituents will: (i) conduct any business or engage in any transaction or dealing with any Prohibited Person, including the making or receiving any contribution of funds, goods or services to or for· the benefit of any Prohibited Person, (ii) deal in or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the Patriot Act.

(C) Tenant will develop, implement and maintain security and emergency plans for the Premises, which shall be subject to Landlord's reasonable approval. Reference is made to the BOMA Guide to Security and Emergency Planning (ISBN No. 0 9431 30 28 X) to assist Tenant in developing such plans.

(D) Tenant shall screen all prospective contractors, subcontractors, consultants and vendors, and their respective principals, in accordance with the regulations of the Office of Foreign Assets Control against a list of known terrorists, drug traffickers, and other individuals designated as "blocked" by Bridger Insight (whose web address is www.bridgerinsight.choicepoint.com). Tenant shall maintain the records of such screenings and furnish same to Lessor upon Lessor 's request.

(E) Tenant covenants and agrees to deliver to Landlord any certification or other evidence requested from time to time by Landlord in its reasonable discretion, confirming Tenant's

compliance with this section.

20.22 Recordation; Confidentiality. Tenant shall not record or file, or permit to be recorded or filed, a copy of this Lease (or a memorandum thereof) or otherwise disclose the terms of this Lease without first obtaining Landlord's consent which consent may be granted or withheld in Landlord's solediscretion.

20.23 Security. Landlord has no duty to provide security for any portion of the Premises and Tenant assumes sole responsibility and liability for the security of itself, its employees, customers and invitees and their respective property, in the Premises. To the extent Landlord provides security to the Common Areas, Landlord does not warrant the efficacy of any such security personnel, services, procedures or equipment. Landlord shall not be responsible for or liable in any manner for failure of any such security personnel, services, procedures or equipment to prevent or control, or apprehend anyone suspected of, personal injury or property damage in, on or around the Building.

Section 21. Temporary Space As an accommodation to Tenant during Landlord's construction of the Tenant's Premises, Tenant shall have the exclusive right to use temporarily, and Landlord will provide to Tenant on a temporary basis, Suite 104, consisting of approximately 800 square feet, and located on the first (1st) floor within the Building, as more particularly shown on the attached Exhibit E (the "Temporary Premises"). The Temporary Premises shall be made available to Tenant promptly as of the date of this Lease, on an "AS IS, WHERE IS" basis, and Landlord shall have no obligation to refurbish or make any improvements or alterations of any nature in the Temporary Premises or provide any improvement allowance with respect thereto.
Tenant's lease of the Temporary Premises shall be on and subject to all of the terms and conditions of the Lease, except that (a) Tenant shall pay $1,200 in Base Rent and shall be responsible for paying the costs of Tenant's Electric Service; (b) Tenant shall have no right to renew or extend the Lease Term of the Lease with respect to the Temporary Premises; (c) Tenant shall not make any Leasehold Improvements to the Temporary Premises without the consent of Landlord; (d) furnishings and equipment may be installed in the Temporary Premises provided such items may be removed without injury or damage to the Temporary Premises; (e) Tenant shall be expressly prohibited from assigning or subleasing any or all of the Temporary Premises or any interest therein; (f) Tenant shall permit Landlord or its agents, at any time, with reasonable prior notice to Tenant to enter the Temporary Premises; and (g) Tenant, at its sole cost and expense, will be responsible for obtaining telephone, cable and other services as needed for the operation of the Temporary Premises. Tenant's rights in this section to use the Temporary Premises shall terminate on, and Tenant shall vacate the Temporary Premises no later than Rent Commencement Date. Tenant's failure to surrender the Temporary Premises in accordance with the terms of the Lease shall be subject to the holdover provisions of Section 16 of the Lease based on the annual Base Rent rate per square foot for the Premises.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Lease as of the day and year first above written.

Date of Execution: 1/25, 2019

TENANT: Authorized Signatory

EWSD 1, LLC, a Delaware limited liability company

By: [signature]

Name: Tom Gallo

Title: President

Date of Execution: 2.4 2019

LANDLORD:

MECHANIC STREET PARTNERS, LLC,
a New Jersey limited liability company

By: [signature]

Name: Ron Papanek

Title: Partner

EXHIBIT A

TENANT'S PREMISES


EXECUTIVE OFFICE 1
OFFICE 1
OFFICE 2
EXECUTIVE OFFICE 2
OPEN WORK AREA
HALL
OPEN WORK AREA
CONFERENCE ROOM
RECEPTION
KITCHEN
DN 8 RISERS
STAIRC. #1

EXHIBIT B

RULES AND REGULATIONS

1. Use: Tenant shall not use or permit any part of the Premises to be used for any purposes other than those set forth in this Lease.

2. Maintenance: Tenant shall maintain all portions of the Premises and immediately adjoining areas in a clean and safe condition. Tenant shall comply with any waste recycling, waste separation or other waste program imposed from time to time by the provider of the waste removal services or Landlord.

3. Common Areas and Doormats: The Common Areas shall not be obstructed. No doormats shall be placed or left in any public corridor.

4. Exterior: No awnings or other Building ions shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens shall be used in connection with any window or door of the Premises, without the prior written consent of Landlord.

5. Signs: No signs, insignia, advertisement, object, notice or other lettering shall be exhibited, inscribed, painted or affixed on any part of the Premises or the Building without prior written consent of Landlord, except for signs and artwork hung or posted on the interior of the Premises that are not visible from outside of the Premises. In the event of the violation of the foregoing by any Tenant, Landlord, upon twenty- four hours written notice, may remove the same without any liability, and may charge the expense incurred in such removal to the Tenant violating this rule. Interior signs and lettering on doors and directory tablet should be inscribed, painted or affixed for each Tenant by Landlord at the expense of such Tenant shall be of a size, color and style acceptable to Landlord. At the expiration of the term Tenant is to remove all signs from such windows, doors and directory board.

6. Air Flow: The sashes, skylights, windows, and doors that admit light and air into the halls or other public places in the Building shall not be obstructed, nor shall any parcels or other articles be placed on the window sills or on the peripheral air conditioningenclosures.

7. Use of Water and Plumbing: The water closets and other plumbing fixtures shall not be used for any purpose other than those for which they were designed or constructed, and no sweeping, rubbish, acids or other substances shall be thrown or deposited therein. All damages resulting from any misuse or the fixtures shall be home by the Tenant who, or whose employees, agents, visitors, or licensees shall have, caused the same. Any cuspidors or containers or receptacles used as such in the Premises, or for garbage or similar refuse, shall be emptied, cared for and cleaned by and at the expense ofTenant.

8. Animals: No animals (other than guide dogs accompanying visually handicapped persons) or birds of any kind shall be brought into or kept in or about the Premises or the Building. Tenant may maintain fish in a properly maintained aquarium.

9. Noise: No noise, including, but not limited to, music or the playing of musical instruments, recordings, radio or television, which, in the judgment of Landlord, might disturb other tenants in the Building shall be made or permitted by any tenant. Nothing shall be done or permitted in the Premises by any tenant that would impair or interfere with the use or enjoyment by any other tenant of any other space in the Building, or otherwise result in any nuisance.

10. **Locks and Access:** Additional locks shall not be placed upon any doors or windows by Tenant. Nor shall any changes be made to the locks that shall make such locks inoperable by Landlord's master key. Landlord will furnish two keys for each lock in the Premises. Additional keys will be ordered through Landlord and paid for by Tenant. Tenant will return all keys upon termination of this Lease. The agent and janitor of the Building shall be allowed admittance to the Premises, to cover any emergency, or required examination that mayarise.

11. **Delivery and Moving:** All removals, or the carrying in or out of any freight, furniture, and any other object must take place during such hours and in such elevators as Landlord or its agent may determine from time to time. Any damage done to the Building shall be paid for by the Tenant causingit.

12. **Advertising:** Landlord shall have the right to prohibit any advertising or identifying sign by any tenant that, in Landlord's judgment, tends to impair the reputation of the Building or its desirability as a building for offices. Upon written notice from Landlord, such tenant shall refrain from or discontinue such advertising or identifying sign. Tenant shall not use the name of the Building for any purpose, other than that of the business address.

13. **Building Security:** Tenant assumes full responsibility for protecting the Premises from theft and robbery. Upon the request of the Landlord, the Tenant shall furnish to Landlord, information including the name and telephone number of an individual designated by Tenant who should be contacted in the case of an emergency, the name of all individuals to whom Tenant has given entrance keys, and the names of all individuals authorized by Tenant to enter the Premises at other than Business Hours.

14. **Closing Doors and Windows:** Tenant, before closing and leaving the Premises at any time, shall see that all operable windows are closed, and all lights are turned out. All entrance doors in the Premises shall be left locked by Tenant when the Premises are not in use. Entrance doors shall not be left open on weekends and after 7pm on weekdays.

15. **Telephone:** Landlord will direct the technicians or relevant contractors as to where and how telephone wires are to be introduced. Unless approved in advance by Landlord, no boring or cutting for wires will be permitted.

16. **Lodging:** The Premises shall not be used for lodging or sleeping.

17. **Service Requests:** Service requests shall be directed to the Building office. Employees of Landlord shall not perform any work for Tenant unless under instructions fromLandlord.

18. **Canvassing:** Canvassing, soliciting and peddling in the Building are prohibited and each Tenant shall cooperate to prevent the same.

19. **Moving Equipment:** Hand trucks and moving equipment used by Tenant in the Building must be equipped with rubber tires, side guards and other safeguards as Landlord requires and be approved in advance in writing by Landlord.

20. **Odors:** Tenant shall not cause any odors to emanate from the Premises. No cooking shall be done in the Premises.

21. **Machinery:** Tenant shall not use machinery or stoves at the Premises, or carry on any mechanical business on Premises, or use or store inflammable fluids in the Premises without the written consent of the Landlord.

22. **Utilities:** Tenant shall not waste water, or any other service provided to the Tenant by Landlord and shall cooperate with Landlord to assure the most effective operation of the Building.

23. **Tenant's Responsibility for Others:** Tenant shall be responsible for the observance of all the foregoing rules and regulations by Tenant's employees, agents, clients, customers, and guests. In addition to the Landlord's other remedies for Tenant's breach of any of the foregoing rules and regulations, Tenant shall pay Landlord for all damage resulting from the violation thereof.

24. **Narcotics:** The holding of any narcotic drugs within the Premises requires written notification to Landlord, to include the location of such narcotic drugs and the security measures used by Tenant during the time the Premises are not occupied. Landlord may require Tenant, at Tenant's expense, to provide additional security measures if, in Landlord's opinion, Tenant has not sufficiently safeguarded such narcotic drugs against theft from the Premises. Such suggested security measures are not to be construed as Landlord's acceptance of any liability as a result of theft or guarantees against such theft.

25. **Changes to Rules:** Landlord reserves the right to rescind, alter or waive any rule or regulation at any time.

EXHIBIT C

LANDLORD & TENANT WORK REQUIREMENTS

Landlord will build the space based on an agreed upon floor plan and finish schedule. Landlord's work will include all the following:

1. All required electrical work per code.
2. All required HVAC work per code.
3. All required Fire Safety work.
4. Flooring similar to what was used in Suite 203
5. Paint the space.
6. Finish all walls and Brick to remain exposed.
7. Add glass panels to the windows where required
8. Install lighting
9. Ceiling to be finished
10. Landlord will provide the plumbing for the kitchenette area as well as do the installation of the kitchenette.
11. Office and conference room will have glass walls and door similar to Suite 203).

Tenant will be responsible for the following:

1. All furniture
2. Any built-in cabinets/counters/fixtures
3. All appliances for the kitchenette

EXHIBIT D

ACCEPTANCE OF OCCUPANCY

TENANT: EWSD, LLC

LANDLORD: Mechanic Street Partners, LLC

BUILDING: 65 Mechanic Street Red Bank, NJ

PREMISES: Consisting of approximately one thousand eight hundred and forty (1,840) Rentable Square Feet, commonly referred to as Suite 205 on the second-floor level of the Building.

DATE OF ORIGINAL LEASE:

This Acceptance of Occupancy is executed by Tenant and Landlord pursuant to the provisions of the Lease referenced above. All terms capitalized but not defined herein shall have the respective meanings ascribed to them in the Lease.

1. Tenant acknowledges that it has inspected the Premises and finds same to be substantially complete and now suitable for Tenant's permitted use, and that the Tenant has received a Certificate of Occupancy or a Temporary Certificate of Occupancy that permits the lawful use of the Premises. Tenant and Landlord hereby agree that all work done to the Premises is acceptable and that only work remaining to be done to the Premises, all of which is of a minor nature, is as follows (collectively, the "Punch List"):

Such Punch List is the responsibility of the Landlord to complete. Said party hereby agrees to promptly undertake the completion of same. Tenant agrees that such work may be completed after it has taken occupancy, and the Term of the Lease had commenced or is to commence on the Rent Commencement Date set forth in the Lease. Tenant shall not be entitled to any abatement of Rent on account of the performance of such Punch List.

2. Tenant and Landlord hereby agree, that the Rent Commencement Date shall be ____________ and that the Rent shall commence as of such date, and the Term shall expire on____________

Executed this_ day of , 2018.

LANDLORD:	**TENANT: Authorized Signatory**
MECHANIC STREET PARTNERS, LLC	EWSD, LLC
By:____________________	By: ____________________
Name: Ron Papanek	Name: Tom Gallo
Title: Partner	Title:

EXHIBIT E

TEMPORARY SPACE
FLOOR PLAN



UNIT 105
1,389 SQ FT
UNIT 101
675 SQ FT
UNIT 102
1,909 SQ FT
HALLWAY
SUITE 104
TEMPORARY
SPACE
ELEVATOR
STAIRCASE #1
DN
UP

SCHEDULE 1.1

DEFINITIONS

"Additional Rent" means the sums, amounts, reimbursements, payments and remittances required to be paid by Tenant to Landlord under this Lease, including, without limitation, the payments specified in the following Sections:

Section	Payment
Section 2.2 (A)	Electrical Service
Section 3.3	Removal/Payment of Liens
Section 4.3	Tenant's Insurance Paid for by Landlord
Section 5.3(B)	Tenant's Maintenance Obligations
Section 10.2(D)	Costs to Cure Tenant's Defaults
Section 16	Costs during Holdover

"Common Areas" means the parking areas; driveways, roadways and truck ways; pedestrian sidewalks and tunnels; courtyards, loading docks, delivery areas and service areas; landscaped areas, detention basins and related control structures and facilities; public bathrooms and comfort stations; public stairways, shaft- ways, elevators, escalators and corridors; public lobbies, hallways and all other areas, equipment or improvements which may be provided by Landlord for the convenience and use in common by Landlord and the tenants of the Building including without limitation, all heating, ventilating and cooling systems provided by Landlord for all tenants.

"Environmental Requirements" collectively shall mean and include all present and future laws and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits, and other requirements or guidelines of governmental authorities applicable to the Premises and relating to the environment and environmental conditions or to any Hazardous Materials and/or Infectious Wastes (including the Comprehensive Environmental Response Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., the Federal Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Clean Air Act, 33 U.S.C. §§ 7401 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2629, the Safe Drinking Water Act, 42 U.S.C. §§ 300f-300j, the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. §§ 1101 et seq., and any so-called "Super Fund" or "Super Lien" law, environmental laws administered by the Environmental Protection Agency, any similar state and local laws and regulations (including but not limited to the Industrial Site Recovery Act ("ISRA"), N.J.S.A. 13:lK-8 et. seq.), all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder).

"Expenses" shall mean all costs and expenses paid or incurred by or on behalf of Landlord for operating, maintaining, repairing, upgrading, replacing, and managing the Building , including, without limitation, the costs of heating, cooling and lighting Common Areas; costs and expenses imposed against or attributed to the Building pursuant to the covenants, conditions or agreements of record; snow and ice and trash removal; painting; cleaning; landscaping and grounds maintenance; window cleaning; repair and maintenance (including, but not limited to, Landlord's repair, maintenance and service obligations set forth in Section 5.2 and 5.3 hereof) of the Building ; maintenance and repair of all personal property of Landlord used or useful in connection with the Building.

"Force Majeure" shall mean acts of God, fire, earthquake, flood, explosion, actions of the elements, war, invasion, insurrection, riot, mob violence, sabotage, terrorism, inability to procure or general shortage of labor, equipment, facility, materials or supplies in the open market, failure of transportation, strikes, lock outs, actions of labor unions, condemnation, requisition, laws, governmental action or inaction, orders of government or civil or military or naval authorities or any cause, whether similar or dissimilar to the foregoing, not within their reasonable control of, as applicable, the Landlord or the Landlord Parties, or the Tenant or the Tenant Parties. In no event, however, shall a lack of money be grounds for Force Majeure.

"Governmental Regulations" shall mean all instruments of record that burden the Real Estate and all requirements, rules, orders, codes and regulations of the federal, state, county and municipal governments or other duly constituted public authority, and of any board of insurance regulators or underwriters, health officer, fire marshal, and/or building inspector affecting or relating to the Premises, the business conducted in the Premises and Tenant's use of the Premises including the making of Alterations.

"Hazardous Materials" means, at any time, (i) asbestos and any asbestos containing material, (ii) any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Requirements or any applicable laws or regulations as a "hazardous substance", "hazardous material", "hazardous waste", "infectious waste", "toxic substance", "toxic pollutant" or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or "EP toxicity", or (iii) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources, (iv) petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter and professional waste, or (v) any product that is inflammable, combustible, corrosive, caustic, poisonous, explosive or hazardous.

As defined in Environmental Requirements, Tenant is and shall be deemed to be the "operator" of Tenant's "facility" and the "owner" of all Hazardous Materials or Infectious Wastes brought on the Premises by Tenant, its subtenants, assignees, agents, employees, contractors or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

"Infectious Wastes" shall mean: any solid waste capable of producing an infectious disease, including all bulk blood, blood products; cultures of specimens from professional , pathological, pharmaceutical, research, commercial and industrial laboratories; human tissues; organs, body parts, secretions, blood and body fluids removed during surgery and autopsies; the carcasses and body parts of all animals exposed to pathogens in research, used in the vivo testing of pharmaceuticals or that died of known or suspected infectious diseases; needles, syringes and scalpel blades.

"Interest Rate" shall mean the prime rate of interest (the "Prime Rate") in effect on such date as published from time to time in *The Wall Street Journal* (or, if *The Wall Street Journal* ceases publication, another financial publication reasonably selected by Landlord) plus four percent (4%) per annum.

"Metropolitan Area" shall mean the area covered by Monmouth and Ocean counties, each located in the State of New Jersey.

"Tenant Delay" shall mean any delay on account of any of the following: (i) Tenant's failure to timely provide Landlord with any information reasonably required by Landlord to prepare Landlord's Plans or to perform Landlord's Work, (ii) Tenant's failure to approve or disapprove of Landlord's Plans in the time frames or the manner set forth herein, (iii) changes, deletions or additions to Landlord's Work requested by or resulting from acts or omissions of Tenant or the Tenant Parties and (iv) delays caused by the preparation, review, approval and performance of any additional plans or additional work, whether or not such additional work actually becomes a part of Landlord's Work.